Exhibit 99.1

                OMNICOM TO ISSUE $750 MILLION OF CONVERTIBLE DEBT

            NEW YORK, Mar 1, 2002 -- Omnicom Group Inc. (NYSE: OMC) announced that it has agreed to sell $750 million of zero-coupon, zero-accretion convertible notes due 2032.

            The purchasers will also have a 30-day option to purchase up to $150 million of additional notes. The notes will be convertible into 6.8 million OMC common shares (assuming the additional purchase option is not exercised) if Omnicom common shares reach certain pricing thresholds, initially $137.51 per share and increasing 5.0% per quarter up to a maximum of $242.02/share, or in certain other circumstances.

            The net proceeds of the transaction will equal approximately the $750 million principal amount of the notes and will be applied by Omnicom to retire short-term debt and for other general corporate purposes. A portion of the net proceeds will also be applied to repurchase up to 3 million Omnicom common shares from the note purchasers concurrently with the sale of the notes.

            The notes are not redeemable by Omnicom before August 1, 2007. Beginning July 31, 2003, noteholders will have the option to require that Omnicom or a financial institution designated by it repurchase the notes at par.

            This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes will be reoffered by the initial purchasers only to qualified institutional buyers. The notes and the common shares issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.